EXHIBIT 10.5
                          DISPATCH SERVICES AGREEMENT


     This Dispatch Services Agreement ("Agreement") is entered into this 20th day of June, 1996, ("Effective Date") between Automated Dispatch Systems, Inc., a Florida corporation ("Seller") and Comprehensive Paratransit Services, a Florida joint venture ("Buyer").


                                    RECITALS

A. WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain fleet dispatch services ("Services" as further defined in Section 4 below);

B. WHEREAS, Seller and Buyer desire to set forth herein the terms under which Seller will sell and Buyer will purchase the Services;


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

1.   Recitals.  The foregoing recitals are true and correct.
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2.   Purchase and Sale of Services.  Seller hereby agrees to provide the
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     Services in an efficient and professional manner, and Buyer hereby agrees to purchase the Services from Seller for all transportation performed by Buyer under the contract between Buyer and the Metro Dade Transit Authority regarding Medicaid transportation (the "MDTA Contract"), in accordance with the terms and conditions contained herein.

3.   Term of Agreement.  This Agreement shall continue for five (5) years
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     following the Effective Date and shall be renewed automatically thereafter for successive periods of one year each, unless either party hereto provides the other party with written notice not less than sixty (60) days prior to the end of the then-current term of its intention not to renew. This Agreement shall terminate automatically in the event the MDTA Contract is terminated for any reason and not renewed. Except as otherwise provided in this paragraph, if either party wishes or purports to terminate this Agreement as a result of a breach of this Agreement of any sort by the other party, such first party shall first give the second party written notice setting forth the alleged breach. After receipt of such written notice, the second party shall have thirty (30) days to cure such alleged breach. No such termination of this Agreement shall take place unless the second party fails to cure such breach within such period.

4.   Services.  Seller shall provide to Buyer call taking, trip request
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     processing, fleet routing, scheduling, and radio dispatching services, on a
     24 hour, seven days per week basis. As part of such Services and in accordance with the terms and conditions contained herein, Seller shall:

     (a) Maintain and man a radio communication base station supplied by Buyer. Such base station shall be capable of communicating with all of Buyer's mobile twoway radios in the Coverage Area, with which all of Buyer's in-service vehicles shall be equipped. Buyer shall supply or provide for the Federal Communications Commission licensed radio frequencies necessary for operation of the base station and mobile radios.

     (b) Provide telephone access to the public in English, Spanish and Haitian dialect. Seller's telephone system shall be have capacity necessary to handle all incoming transportation service and information requests in accordance with the MDTA Contract requirements.

     (c) Record all dispatch center radio and telephone communications and maintain such recordings on file for such time as reasonably required by Buyer, but in no event less than ninety (90) days, or such additional period of time as required by applicable federal, state and local authorities.

     (d) Operate and maintain a computer aided dispatch, scheduling, and routing system with full system redundancy (the "CAD System"). Seller's CAD System shall contain a geo-base and street rolodex for Dade County, Florida, and shall provide routing for Buyer's vehicles. Seller shall operate the CAD System on a 24-hour per day basis.

     (e) Seller shall provide dispatchers trained for and acquainted with emergency and non-emergency medical transportation operations, service area geography, and emergency and administrative procedures of governmental jurisdictions within the Coverage Area. Such dispatchers shall be fluent in English and be knowledgeable in emergency and non-emergency medical terminology; all dispatchers shall be trained in conformance with applicable federal, state and local regulations.

     (f) Maintain detailed transportation service records, daily operations logs, and records which are customary to dispatch operations and/or reasonably required by Buyer, including all reports required by applicable federal, state and local authorities. All such records and accounts shall be available to Buyer and Buyer's representatives for examination, audit, review and duplication upon reasonable notice and for such periods of time as reasonably requested by Buyer.

     (g) Reconcile and provide accurate trip information in a format reasonably requested by Buyer for all trips process by the dispatch center under this Agreement.

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

     (h) Provide Medicaid trip reconciliation, invoicing and fleet and driver record keeping.

     (i) Provide all other call taking, trip request processing, fleet routing, scheduling, and radio dispatching services as may be reasonably required under the MDTA Contract. Buyer agrees that it shall not assume any additional obligation under the MDTA Contract which would cause Seller to provide any material additional service under this Section 4(i) without the consent of Seller.

5.   Pricing.  Buyer shall pay to Seller Two Dollars and Sixty Five Cents
     -------
     ($2.65) as a transaction fee ("Transaction Fee") for each trip billable under the MDTA Contract which is processed by the dispatch center on behalf of Buyer. The Transaction Fee shall be increased on each anniversary of the Effective date by the percentage, if any, by which the Consumer Price Index ("CPI") increased in the Miami area during the preceding twelve-month period; provided, however, such increase shall not exceed on a percentage basis the CPI adjustment paid to Buyer under the MDTA Contract.

6.   Payment Terms.  Seller shall invoice Buyer weekly; all invoices are payable
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     when presented.  A 1.5 % penalty shall be imposed on all payments which are more than thirty (10) days past due.

7.   Personnel.  Seller's personnel shall possess adequate training and skill to
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     perform all duties required under this Agreement and any applicable Florida
     State Statues, Florida Administrative Code, Ordinances and Regulations of Dade County and Federal Standards. Employees of Seller shall be under Seller's sole direction and shall not under any circumstances be deemed employees of Buyer.

8.   Buyer's Operations and Equipment.  At least fifteen (15) days prior to any
     --------------------------------
     changes in Buyer's operations or equipment which could have a material effect on Seller's performance or obligations hereunder, Buyer shall provide to Seller written notice of such changes.

9.   Confidentiality.  In connection with the negotiation of this Agreement or
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     the provision of services hereunder, the parties hereto have or may obtain non-public information regarding the business and financial condition or plans of the other party ("Confidential Information"). Seller and Buyer agree to keep the Confidential Information in strict confidence and shall not disclose it to any person, firm or corporation, nor use the same for any purpose other than for fulfilling obligations under this Agreement.
     All Confidential Information shall remain the property of the disclosing party, shall be kept confidential by the receiving party, and shall not be disclosed to any other person or entity other than officers, employees or agents of the receiving party who need to know such information in order to fulfill obligations under this Agreement. Receiving party shall protect and safeguard the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as receiving party uses to protect its own confidential or proprietary information of like nature.

10.  Performance Limitation.  Notwithstanding any contrary provision contained
     ----------------------
     herein, Seller shall not be liable for damages or delay of the performance of its duties hereunder due to any circumstance beyond Seller's reasonable control, including but not limited to (i) acts of God, acts of any local, state, federal or foreign government, strikes, riots, storms, fires or explosions; (ii) action or inaction on part of Buyer or Buyer's employees; and (iii) failure on part of Buyer to maintain Buyer's vehicles, vehicular equipment or communications equipment.

11.  Insurance.  Seller shall obtain and maintain the following insurance
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     throughout the duration of this Agreement:

     a. Worker's Compensation Insurance for all employees of Seller as required by Florida statute.

     b. Commercial General Liability Insurance in an amount not less than One Million Dollars ($1,000,000) which shall include contractual liability coverage.

12.  Indemnification.  Buyer shall indemnify and hold harmless Seller from,
     ---------------
     against and in respect to any and all liabilities, damages and claims against Seller, including without limitation, reasonable fees and disbursements of counsel, in connection with Seller's performance under this Agreement, provided, however, that such claims against Seller do not arise from (i) any breach of this Agreement by Seller; or, (ii) gross negligence solely on the part of Seller in the performance of Seller's obligations hereunder. Seller shall indemnify and hold harmless Buyer from, against and in respect to any and all liabilities, damages and claims against Buyer, including without limitation, reasonable fees and disbursements of counsel, in connection with any breach of this Agreement by Seller or gross negligence solely of Seller hereunder.

13.  Notices.  Any notice which is required to be given under this Agreement
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     shall be in writing.  All written notices shall be sent prepaid registered or certified airmail, or commercial courier service, return receipt requested. All such notices shall be deemed to have been given when received, addressed in the manner indicated below, or at such other addresses as the parties may from time to time notify each other of:

     SELLER                                   BUYER
     ------                                   -----
     Automated Dispatch Systems, Inc.         Comprehensive Paratransit Services
     8175 NW 12th Street, Suite 417           11077 N.W. 36th Avenue
     Miami, FL 33126                          Miami, FL 33167
     Attn:     John L. Shermyen               Attn:     Lou Cicerone

14.  Governing Law.  This Agreement shall be governed by and construed in
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     accordance with the laws of the State of Florida.  Any action or claim pursuant to this Agreement shall be maintained only in a court of competent jurisdiction in Dade County, FL. Seller and Buyer hereby agree to submit to jurisdiction in any such court in the event of any such claim or action.

15.  Other Agreements.  This Agreement replaces and supersedes all other
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     agreements, written or oral, between the parties regarding the subject matter covered herein.

16.  Headings.  The section names and other headings contained in this Agreement
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     are for reference purposes only and shall not affect the meaning or interpretation of any or all of the provisions of this Agreement.

17.  Binding Effect; Assignment.  This Agreement shall be binding upon and shall
     --------------------------
     inure to the benefit of Seller's and Buyer's allowed successors and assigns. Buyer may assign its rights hereunder and delegate its duties hereunder in its sole discretion. Buyer reserves the right to approve assignment by Seller of this Agreement unless assignee is owned by or under common ownership with Seller.

18.  Entire Agreement.  This Agreement, together with the attached exhibits,
     ----------------
     constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties with respect to such subject matter. Buyer agrees that any terms and conditions contained in any Buyer purchase order or other ordering document shall have no binding effect on Seller and will not modify this Agreement in any way.

19.  Amendment.  This Agreement may not be amended or modified in any way except
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     by written instrument executed by all of the parties.

20.  Non-waiver.  The waiver of any breach or commitment under this Agreement by
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     either Buyer or Seller shall not constitute the waiver of any other breach or commitment pursuant to this Agreement.

21.  Severability.  If any provision of this Agreement is held invalid by law,
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     rule, order or regulation of any relevant government, or by the final determination of a court of last resort, such invalidity shall not affect
     (a) the other provisions of this Agreement; (b) the application of such provision to any other circumstance other than that with respect to which this Agreement was found to be unenforceable; or (c) the validity or enforceability of this Agreement as a whole.

22.  RadioSoft Guarantee.  Seller, as of the date hereof, is a wholly owned
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     subsidiary of RadioSoft, Inc., a Delaware corporation.  In the event, for any reason whatsoever, Seller is unable or unwilling to perform its obligations set forth herein, RadioSoft agrees it shall perform, or cause to be performed, the obligations of Seller set forth herein for the compensation to be paid to Seller hereunder. Subject to the right of first refusal to purchase Seller granted by RadioSoft to Health Trans of South Florida, Inc. ("HTSF") in connection with RadioSoft's guarantee of Seller's obligations under that certain agreement between Seller and HTSF of even date herewith, upon the sale by RadioSoft of all of the issued and outstanding stock of Seller, RadioSoft may delegate to the purchaser of such stock its guarantee obligation hereunder, so long as Buyer consents to such delegation, which consent may not unreasonably be withheld if such purchaser's net worth determined under generally accepted accounting principles (GAAP) is at least one million dollars ($1,000,000) at the time of such delegation.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

AUTOMATED DISPATCH SYSTEMS, INC.


By:                                   Attest:
   -------------------------------

-----------------------------
John Shermyen, its President
                                      ------------------------------


COMPREHENSIVE PARATRANSIT SERVICES


By: METRO LIMO, INC., Partner

By:                                   Attest:
   -------------------------------

-----------------------------
Martin Zilber, its President
                                      ------------------------------

RADIOSOFT, INC.


By:                                   Attest:
   -------------------------------

-----------------------------
John Shermyen, its President
                                      ------------------------------

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